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Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VCS, INC.

        VCS, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation has adopted by written consent the following resolution:

    RESOLVED:  That the Board of Directors deems it advisable and in the best interest of the Corporation that the Certificate of Incorporation of the Corporation, as amended, be further amended by deleting Article FIRST in its entirety and replacing it with the following:

                              "FIRST: The name of the corporation is Vistula Communications Services, Inc. (the "Corporation")."

        SECOND: That said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding shares of capital stock of the Corporation by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That written notice of said amendment has been or will be given promptly to the holders of outstanding capital stock of the Corporation who did not consent in writing to its adoption in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Rupert Galliers-Pratt, its Chairman, President and Chief Executive Officer, this 4th day of March, 2004.

/s/ RUPERT GALLIERS-PRATT Rupert Galliers-Pratt Chairman, President and Chief Executive Officer

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  Exhibit 3.3
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF VCS, INC.